UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Oncocyte Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

July 10, 2023

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders (the “Meeting”) of Oncocyte Corporation which will be held virtually on Friday, July 21, 2023, at 7:00 a.m. Pacific Time online through https://web.lumiagm.com/259974801.

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the Meeting and instructions on how to gain admission to the Meeting online. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the virtual Meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the virtual Meeting.

Peter Hong

Secretary

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held July 21, 2023

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Oncocyte Corporation (the “Meeting”) will be held virtually online through https://web.lumiagm.com/259974801 for the following purposes:

1. To approve granting our Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the following exchange ratios at any time within one year after shareholder approval is obtained, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors:

(a) a one-for-ten reverse stock split;

(b) a one-for-fifteen reverse stock split;

(c) a one-for-twenty reverse stock split; or

(d) a one-for-twenty-five reverse stock split;

2. To approve granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our common stock, no par value (“Common Stock”), by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented;

3. To approve an amendment to our 2018 Equity Incentive Plan (as amended, the “Incentive Plan”) to eliminate the limitation on the number of shares of our Common Stock that can be granted to any individual participant under the Incentive Plan during any one (1)-year period; and

4. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

The Board of Directors has fixed the close of business on June 28, 2023, as the record date for determining shareholders entitled to receive notice of and to vote at the Meeting or any postponement or adjournment of the meeting.

We have made arrangements for our shareholders to attend and participate at the Meeting through an online electronic video screen communication at https://web.lumiagm.com/259974801. If you wish to attend the Meeting online you will need to gain admission in the manner described in the Proxy Statement. Although the Meeting will not be held in person, shareholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Whether or not you expect to attend the Meeting online, you are urged to sign and date the enclosed form of proxy and return it promptly so that your shares may be represented and voted at the Meeting. If you should be present at the virtual Meeting, your proxy will be returned to you if you so request.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Shareholders to be held on July 21, 2023.

The Letter to Shareholders, Notice of Special Meeting of Shareholders and Proxy Statement

are available at: https://www.astproxyportal.com/ast/20487/special

By Order of the Board of Directors,

Peter Hong

Secretary

Irvine, California

July 10, 2023

SPECIAL MEETING OF SHAREHOLDERS

To Be Held on Friday, July 21, 2023

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE SPECIAL MEETING

Q: Why have I received this Proxy Statement?

We are holding a Special Meeting of Shareholders (the “Meeting”) for the purposes stated in the accompanying Notice of Special Meeting, which include approving of granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to (1) effect a reverse stock split of our outstanding shares of Common Stock to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement; and (2) reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented. This Proxy Statement contains information about those matters, relevant information about the Meeting, and other information that we are required to include in a proxy statement under the Securities and Exchange Commission’s (“SEC”) regulations.

Q: Who is soliciting my proxy?

The accompanying proxy is solicited by the Board of Directors of Oncocyte Corporation (the “Company”), a California corporation, for use at the Special Meeting of Shareholders to be held virtually via an online electronic video screen communication.

Q: Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on June 28, 2023, which has been designated as the “record date,” are entitled to notice of and to vote at the Meeting. On that date, there were 164,821,077 shares of our Common Stock issued and outstanding, which constitutes the only class of Oncocyte voting securities outstanding.

Q: What percentage of the vote is required to approve the matters that are being presented for a vote by shareholders?

The affirmative vote of a majority of the shares of Common Stock represented at the Meeting, provided that a quorum is present, is required to approve each proposal described in this Proxy Statement.

A quorum consists of a majority of the outstanding shares of Common Stock entitled to vote. Both abstentions and broker non-votes described in the questions below are counted for the purpose of determining the presence of a quorum. Notwithstanding the foregoing, if a quorum is not present the Meeting may be adjourned by a vote of a majority of the shares present or represented by proxy.

Q: How many votes do my shares represent?

Each share of Oncocyte Common Stock is entitled to one vote in all matters that may be acted upon at the Meeting.

Q: What are my choices when voting?

For each proposal described in this Proxy Statement, you may vote for the proposal, vote against the proposal, or abstain from voting on the proposal. Properly executed proxies in the accompanying form that are received at or before the Meeting will be voted in accordance with the directions noted on the proxies.

Q: What if I abstain from voting on a matter?

If you check the “abstain” box in the proxy form, or if you attend the Meeting without submitting a proxy and you abstain from voting on a matter, or if your shares are subject to a “broker non-vote” on a matter, it will have the same effect as a vote against the proposal. Please see “What if I do not specify how I want my shares voted?” below for additional information about broker non-votes.

Q: How can I vote at the Meeting?

If you are a shareholder of record and you attend the Meeting online, you may vote your shares at the Meeting in the manner provided for internet voting. However, if you are a “street name” holder, you may vote your shares online only if you obtain a signed proxy from your broker or nominee giving you the right to vote your shares. Please refer to additional information in the “HOW TO ATTEND THE SPECIAL MEETING” portion of this Proxy Statement.

Even if you currently plan to attend the Meeting online, we recommend that you also submit your proxy first so that your vote will be counted if you later decide not to attend the Meeting.

Q: Can I still attend and vote at the Meeting if I submit a proxy?

You may attend the Meeting through online participation whether or not you have previously submitted a proxy. If you previously gave a proxy, your attendance at the Meeting online will not revoke your proxy unless you also vote through internet voting during your online participation at the Meeting.

Q: Can I change my vote after I submit my proxy form?

You may revoke your proxy at any time before it is voted. If you are a shareholder of record and you wish to revoke your proxy you must do one of the following things:

●	deliver to the Secretary of Oncocyte a written revocation; or

●	deliver to the Secretary of Oncocyte a signed proxy bearing a date subsequent to the date of the proxy being revoked; or

●	attend the Meeting and vote through internet voting during online participation.

If you are a “beneficial owner” of shares “held in street name” you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Q: What are the Board of Directors’ recommendations?

The Board of Directors recommends that our shareholders vote FOR (1) granting the Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the stated exchange ratios, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of the Board of Directors; and (2) granting the Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented.

Q: What if I do not specify how I want my shares voted?

Shareholders of Record. If you are a shareholder of record and you sign and return a proxy form that does not specify how you want your shares voted on a matter, your shares will be voted FOR (1) granting the Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the stated exchange ratios, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of the Board of Directors; and (2) granting the Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented.

Beneficial Owners. If you are a beneficial owner and you do not provide your broker or other nominee with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the various national and regional securities exchanges, brokers and other nominees holding your shares cannot vote on any of the proposals described in this Proxy Statement. If you hold your shares in street name and you do not instruct your broker or other nominee how to vote on those matters as to which brokers and nominees are not permitted to vote without your instructions, no votes will be cast on your behalf on those matters. This is generally referred to as a “broker non-vote.”

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record. You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held in the name of a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I do not specify how I want my shares voted?” above for additional information.

Q: What if any matters not mentioned in the Notice of Special Meeting or this Proxy Statement come up for vote at the Meeting?

The Board of Directors does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders. As of the date of this Proxy Statement, no shareholder has notified us of any other business that may properly come before the Meeting. If other matters requiring the vote of the shareholders properly come before the Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the proxy held by them in accordance with their judgment on such matters.

The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (1) matters that the Board of Directors did not know, a reasonable time before the mailing of the notice of the Meeting, would be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting.

Q: Who will bear the cost of soliciting proxies for use at the Meeting?

Oncocyte will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone, facsimile, via the internet, an overnight delivery service and telegram by a proxy solicitor, our directors, officers, and employees, who will undertake such activities without additional compensation. Banks, brokerage houses, and other institutions, nominees, or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expense incurred in connection with forwarding such material.

Q: How can I attend and vote at the Meeting?

If you plan on attending the Meeting online, please read the “HOW TO ATTEND THE SPECIAL MEETING” section at the end of this Proxy Statement for information about how to attend and participate in the Meeting online.

This Proxy Statement and the accompanying form of proxy are first being sent or given to our shareholders on or about July 10, 2023.

ELIMINATING DUPLICATE MAILINGS

Oncocyte has adopted a procedure called “householding.” Under this procedure, we may deliver a single copy of this Proxy Statement to multiple shareholders who share the same address, unless we receive contrary instructions from one or more of the shareholders. This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. This procedure reduces the environmental impact of our shareholder meetings and reduces our printing and mailing costs. Shareholders participating in householding will continue to receive separate proxy cards.

We will deliver separate copies of Proxy Statement to each shareholder sharing a common address if they notify us that they wish to receive separate copies. If you wish to receive a separate copy of Proxy Statement, you may contact us by telephone at (949) 409-7600, or by mail at 15 Cushing, Irvine, California 92618. You may also contact us at the above phone number or address if you are presently receiving multiple copies of Proxy Statement but would prefer to receive a single copy instead.

PROPOSAL 1: TO APPROVE GRANTING OUR BOARD OF DIRECTORS THE AUTHORITY TO EXERCISE ITS DISCRETION TO AMEND OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, TO REGAIN COMPLIANCE WITH THE NASDAQ STOCK MARKET’S MINIMUM BID PRICE REQUIREMENT, AT ANY OF THE FOLLOWING EXCHANGE RATIOS AT ANY TIME WITHIN ONE YEAR AFTER SHAREHOLDER APPROVAL IS OBTAINED, AND ONCE APPROVED BY THE SHAREHOLDERS, THE TIMING OF THE AMENDMENT AND THE SPECIFIC REVERSE SPLIT RATIO TO BE EFFECTED SHALL BE DETERMINED IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS: (A) A ONE-FOR-TEN REVERSE STOCK SPLIT; (B) A ONE-FOR-FIFTEEN REVERSE STOCK SPLIT; (C) A ONE-FOR-TWENTY REVERSE STOCK SPLIT; OR (D) A ONE-FOR-TWENTY-FIVE REVERSE STOCK SPLIT.

Our Board of Directors believes it is advisable and in the best interests of the Company and our shareholders to approve granting our Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the following exchange ratios at any time within one year after shareholder approval is obtained, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: (A) a one-for-ten reverse stock split; (B) a one-for-fifteen reverse stock split; (C) a one-for-twenty reverse stock split; or (D) a one-for-twenty-five reverse stock split.

On June 30, 2023, our Board of Directors approved of the proposed amendment of our Articles of Incorporation, subject to shareholder approval, that would effect a reverse stock split in which each ten, fifteen, twenty or twenty-five issued and outstanding shares of our Common Stock would be combined and converted into one share. Although shareholders are being asked to vote on each of the proposed reverse stock split exchange ratios, only one such proposal will be effected. Upon shareholder approval, our Board will have the sole discretion to elect, as it determines to be in the best interests of the Company and our shareholders, whether or not to effect a reverse stock split, and if so, the specific number of shares of our Common Stock between and including ten and twenty-five, which will be combined into one share, at any time before the first anniversary of this Meeting. The Board of Directors believes that shareholder approval of an amendment at each of the proposed reverse stock split ratios granting it the discretion to approve the specific ratio to be effected, rather than approval of only one exchange ratio at this time, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests the Company and our shareholders.

The full text of the form of proposed amendment of the Articles of Incorporation is attached to this Proxy Statement as Annex A. By approving this Proposal, shareholders will be approving granting our Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation pursuant to which any whole number of outstanding shares of our Common Stock between and including ten and twenty-five would be combined into one share, and authorizing the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein. The Board of Directors at its discretion may also elect not to implement any reverse stock split.

If approved by shareholders and following such approval our Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and our shareholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of California. The amendment filed thereby will contain the number of shares of our Common Stock approved by the shareholders and selected by the Board of Directors within the limits set forth in this Proposal to be combined into one share. Only one such amendment will be filed, if at all, and the other amendments will be abandoned.

Although we presently intend to effect the reverse stock split to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, notwithstanding shareholder approval of the proposed amendment of the Articles of Incorporation at the Meeting, our Board of Directors may decide it is in the best interests of the Company and its shareholders to withhold approval of any amendments to the Articles of Incorporation without further action by the shareholders before the amendment of the Articles of Incorporation is filed with the Secretary of State of the State of California. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Articles of Incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our Common Stock on the Nasdaq Stock Market, business developments, and our actual and projected financial performance. If the Board of Directors fails to implement a reverse stock split prior to the one-year anniversary of the Meeting, shareholder approval again would be required prior to implementing any reverse stock split.

Background and Reasons for the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per share trading price of our Common Stock in an effort to continue our listing on the Nasdaq Stock Market. To maintain listing, the Nasdaq Stock Market requires, among other things, that our Common Stock maintain a minimum bid price of $1.00 per share.

Our Board of Directors is seeking approval for the authority to effectuate the reverse stock split as a means of increasing the share price of our Common Stock at or above $1.00 per share in order to avoid delisting by the Nasdaq Stock Market. We expect that the reverse stock split will increase the price per share of our Common Stock above the $1.00 per share minimum bid price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split will have that effect, initially or in the future, or that it will enable us to maintain the listing of our Common Stock on the Nasdaq Stock Market.

In addition, we believe that the low per share market price of our Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the pricing of our Common Stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of stock.

We further believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock as a consequence of the reverse stock split, and the anticipated increase in the price per share, will encourage greater interest in our Common Stock by the financial community and the investing public, help us attract and retain employees and other service providers, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our shareholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is effected, particularly if the price per share of our Common Stock begins a declining trend after the reverse stock split is effected.

There can be no assurance that the reverse stock split will achieve any of the desired results. There also can be no assurance that the price per share of our Common Stock immediately after the reverse stock split will increase proportionately with the reverse stock split, or that any increase will be sustained for any period of time.

If shareholders do not approve this Proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least 10 consecutive trading days before our period to regain compliance lapses, we expect our Common Stock to be subject to a delisting action by Nasdaq. We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum bid price level required by Nasdaq, although effecting the reverse stock split cannot guarantee that we will be in compliance with the minimum bid price requirement even for the minimum 10-day trading period required by Nasdaq. Furthermore, the reverse stock split cannot guarantee we will maintain compliance with other continued listing criteria required by Nasdaq.

If our Common Stock were delisted from the Nasdaq Stock Market, trading of our Common Stock would thereafter be conducted on the OTC Bulletin Board or the “pink sheets”. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock. To relist shares of our Common Stock on the Nasdaq Stock Market, we would be required to meet the initial listing requirements, which are more stringent than the maintenance requirements.

In addition, if our Common Stock were delisted from the Nasdaq Stock Market and the price of our Common Stock were below $5.00 at such time, such stock would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934, as amended and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions will make trading in our Common Stock more difficult and the market less efficient.

We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split will increase the market price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by the Nasdaq Stock Market;
●	we will otherwise continue to meet the requirements of the Nasdaq Stock Market for continued listing;
●	the market price per share after the reverse stock split will rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;
●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or
●	the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In some cases, the total market value of a company following a reverse stock split is lower, and may be substantially lower, than the total market value before the reverse stock split. In addition, the fewer number of shares that will be available to trade could possibly cause the trading market of our Common Stock to become less liquid, which could have an adverse effect on the price of our Common Stock. The market price of our Common Stock is based on our performance and other factors, including trading dynamics and substantial volatility, which are likely unrelated to the number of our shares outstanding. In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock.

Principal Effects of Reverse Stock Split on Market for Common Stock

On June 28, 2023, the closing bid price for our Common Stock on the Nasdaq Stock Market was $0.211 per share. By decreasing the number of shares of Common Stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price will be increased. The greater the market price rises above $1.00 per share, the less risk there will be that we will fail to meet the requirements for maintaining the listing of our Common Stock on the Nasdaq Stock Market. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that we will at all times be able to meet the requirements for maintaining the listing of our Common Stock on the Nasdaq Stock Market.

Principal Effects of Reverse Stock Split on Common Stock; No Fractional Shares

If shareholders approve granting the Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation to effect a reverse stock split, and if the Board of Directors decides to effectuate such amendment and reverse stock split, the principal effect of the reverse stock split will be to reduce the number of issued and outstanding shares of our Common Stock, in accordance with an exchange ratio approved by the shareholders and determined by the Board of Directors as set forth in this Proposal, from approximately 164,821,077 shares of Common Stock to between and including approximately 16,482,108 and 6,592,843 shares, depending on which reverse stock ratio is effectuated by the Board of Directors and based upon the number of shares outstanding at the time such reverse stock split is effectuated. The reverse stock split will not affect the Series A Convertible Preferred Stock. The total number of shares of Common Stock each shareholder holds will be reclassified automatically into the number of shares of Common Stock equal to the number of shares of Common Stock each shareholder held immediately before the reverse stock split divided by the exchange ratio approved by the shareholders and determined by the Board of Directors as set forth in this Proposal.

If the number of shares of Common Stock a shareholder holds is not evenly divisible by such exchange ratio, that shareholder will not receive a fractional share but instead will receive, upon surrender of stock certificates representing such shares of Common Stock, cash in an amount equal to the fraction of a share that shareholder otherwise would have been entitled to receive multiplied by the last sale price (as adjusted to reflect the reverse stock split) of the Common Stock as last reported on the Nasdaq Stock Market on the trading day before the reverse stock split takes effect. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein. Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the reverse stock split results in any shareholders owning a fractional share. As described above, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer shares than between and including ten and twenty-five shares, depending on the exchange ratio selected by the Board of Directors. This, however, is not the purpose for which we are proposing to effect the reverse stock split and we are not aware that cashing out fractional shares would result in the cancellation of more than ten percent of the outstanding shares of Common Stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Principal Effects of Reverse Stock Split on Outstanding Options and Warrants

As of the record date, we had outstanding (i) stock options to purchase an aggregate of 9,127,843 shares of Common Stock with a weighted average exercise price of $2.03 per share under our Incentive Plan and our 2010 Stock Option Plan, (ii) share-based payment awards under our Incentive Plan, and (iii) outstanding warrants to purchase 16,395,343 shares of Common Stock exercisable at prices ranging from $1.53 to $5.46 per share. When the reverse stock split becomes effective, the number of shares of Common Stock covered by each of the foregoing securities will be reduced to between and including one-tenth and one-twenty-fifth the number currently covered and the exercise price per share will be increased by between and including ten and twenty-five times the current exercise price, resulting in the same aggregate price being required to be paid upon exercise of such securities as was required immediately preceding the reverse stock split.

Principal Effects of Reverse Stock Split on Equity Incentive Plans

As of the record date, we had 21,000,000 shares of Common Stock reserved under our Incentive Plan. Pursuant to the terms of our Incentive Plan, the Compensation Committee of our Board of Directors (our “Compensation Committee”) will reduce the number of shares of Common Stock reserved under our Incentive Plan to between and including one-tenth and one-twenty-fifth of the number of shares currently included in such plan. Furthermore, the number of shares available for future grant under our Incentive Plan will be similarly adjusted. Because our 2010 Stock Option Plan was replaced by our Incentive Plan, no action will need to be taken with respect to the share reserve under the 2010 Stock Option Plan.

Principal Effects of Reverse Stock Split on Legal Ability to Pay Dividends

Our Board has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split will have any effect with respect to future distributions, if any, to our holders of Common Stock.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock because our Common Stock has no par value. The shareholders’ equity, in the aggregate, will remain unchanged. In addition, the per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of Common Stock outstanding in both the basic and fully diluted calculations.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, be construed as having an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company). Although not designed or intended for such purposes, the effect of the proposed reverse stock split might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which shareholders might otherwise deem favorable. For example, the authority of our Board of Directors to issue Common Stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional Common Stock would dilute the voting power of the Common Stock and Preferred Stock then outstanding. Our Common Stock could also be issued to purchasers who would support our Board of Directors in opposing a takeover bid, which our Board of Directors determines not to be in the best interests of the Company and our shareholders. Our Board of Directors is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company and the reverse stock split proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Procedure for Effecting Reverse Stock Split; Exchange of Stock Certificates; Treatment of Fractional Shares

If shareholders approve granting our Board of Directors the authority to exercise its discretion to effectuate the reverse stock split and if our Board of Directors determines to effectuate the reverse stock split, we will file the proposed amendment to the Articles of Incorporation with the Secretary of State of the State of California. The reverse stock split will become effective at the time specified in the amendment, which will most likely be the date of the filing of the amendment and which we refer to as the “effective time.” Beginning at the effective time, each certificate representing outstanding pre-reverse stock split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of Common Stock.

We will appoint American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219, (800) 937-5449, to act as exchange agent for holders of Common Stock in connection with the reverse stock split. Neither the Company nor American Stock Transfer & Trust Company LLC will distribute fractional shares of Common Stock. We will deposit with the exchange agent, as soon as practicable after the effective time, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse stock split. The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our shareholder list shows that some of our outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse stock split or the total amount we will be required to pay for fractional share interests. However, we do not expect that amount will be material.

As of the record date, we had approximately 310 holders of record of Common Stock (although we had significantly more beneficial holders). We do not expect the reverse stock split to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse stock split.

Effect on Beneficial Holders of Common Stock (i.e., shareholders who hold in “street name”): Upon the effectiveness of the reverse stock split, we intend to treat shares of Common Stock held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If a shareholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., shareholders that are registered on the transfer agent’s books and records): All of our registered holders of Common Stock hold their shares electronically in book-entry form with our transfer agent. They are provided with a statement reflecting the number of shares registered in their accounts.

If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

Shareholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Even if shareholders approve the reverse stock split, our Board of Directors reserves the right to not effect the reverse stock split if in our Board of Directors’ opinion it would not be in the best interests of the Company or our shareholders to effect such reverse stock split.

No Dissenters’ or Appraisal Rights

Under the California Corporations Code, shareholders are not entitled to any dissenter’s or appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

Interest of Certain Persons in Matters to Be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split that is not shared by all of our other shareholders.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the reverse stock split. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally for investment) by U.S. holders (defined below).

Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income or any state, local or foreign tax laws or any U.S. federal tax laws other than U.S. federal income tax laws, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for:

●	certain financial institutions or financial services entities,
●	insurance companies,
●	tax-exempt entities,
●	tax-qualified retirement plans,
●	dealers in securities or currencies,
●	entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners therein),
●	foreign branches,
●	corporations that accumulate earnings to avoid U.S. federal income tax,
●	regulated investment companies,
●	real estate investment trusts,
●	persons deemed to sell Common Stock under the constructive sale provisions of the Code, and
●	persons that hold Common Stock as part of a straddle, hedge, conversion transaction, or other integrated investment.

You are urged to consult your own tax advisor concerning the U.S. federal income tax consequences of the reverse stock split, as well as the application of any state, local, foreign income and other tax laws.

As used in this discussion, a “U.S. holder” is a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes is a beneficial owner of Common Stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity or arrangement generally will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity or arrangement. Any partnership, partner in such a partnership or owner of another pass-through entity or arrangement holding Common Stock should consult its own tax advisor as to the particular U.S. federal income tax consequences applicable to it.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES, IN PARTICULAR, SHAREHOLDERS WHO RECEIVE CASH IN LIEU OF FRACTIONAL SHARES RESULTING FROM THE REVERSE STOCK SPLIT AND WITH RESPECT TO ALLOCATING TAX BASIS AND HOLDING PERIOD AMONG THEIR POST-REVERSE STOCK SPLIT SHARES.

No gain or loss should be recognized by U.S. holders as a result of the reverse stock split, except for cash payments received in lieu of fractional shares, the tax consequences of which are described below. The aggregate tax basis of the new Common Stock received by U.S. holders (including any fraction of new Common Stock deemed to have been received) will be the same as their aggregate adjusted tax basis in their existing Common Stock. The holding period of the new Common Stock received as a result of the reverse stock split will include the period during which a U.S. holder held the Common Stock surrendered in the reverse stock split.

U.S. holders who receive cash in lieu of fractional shares of the new Common Stock in the reverse stock split will be treated as having sold such fractional shares for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in their fractional share. The gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period for his or her new Common Stock exceeds 12 months.

The reverse stock split will be treated as a tax-free recapitalization of the Company under the Code. Consequently, the Company will not recognize any gain or loss as a result of the reverse stock split.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND TREATIES, IN PARTICULAR, SHAREHOLDERS WHO RECEIVE CASH IN LIEU OF FRACTIONAL SHARES RESULTING FROM THE REVERSE STOCK SPLIT AND WITH RESPECT TO ALLOCATING TAX BASIS AND HOLDING PERIOD AMONG THEIR POST-REVERSE STOCK SPLIT SHARES.

Required Vote

The affirmative vote of a majority of the outstanding shares entitled to vote, provided that a quorum is present, is required to approve granting our Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the following exchange ratios at any time within one year after shareholder approval is obtained, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: (A) a one-for-ten reverse stock split; (B) a one-for-fifteen reverse stock split; (C) a one-for-twenty reverse stock split; or (D) a one-for-twenty-five reverse stock split. Unless otherwise directed by the shareholders, proxies will be voted FOR approval of this Proposal.

The Board of Directors Recommends a Vote “FOR” granting our Board of Directors the authority to exercise its discretion to amend our Articles of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, at any of the following exchange ratios at any time within one year after shareholder approval is obtained, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: (A) a one-for-ten reverse stock split; (B) a one-for-fifteen reverse stock split; (C) a one-for-twenty reverse stock split; or (D) a one-for-twenty-five reverse stock split.

PROPOSAL 2: TO APPROVE GRANTING OUR BOARD OF DIRECTORS THE AUTHORITY TO EXERCISE ITS DISCRETION AT ANY TIME WITHIN ONE YEAR AFTER SHAREHOLDER APPROVAL IS OBTAINED TO AMEND OUR ARTICLES OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK BY A CORRESPONDING RATIO TO THE REVERSE STOCK SPLIT IF, AND ONLY IF, THE REVERSE STOCK SPLIT PROPOSAL IS APPROVED AND IMPLEMENTED.

Our Board of Directors believes it is advisable and in the best interests of the Company and our shareholders to approve granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented. On June 30, 2023, our Board of Directors approved of the proposed amendment of our Articles of Incorporation, subject to shareholder approval, that would reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split. Although shareholders are being asked to vote on each of the proposed ratios, only the one proposal that corresponds to the approved and implemented reverse stock split ratio would be effected.

The full text of the form of proposed amendment of the Articles of Incorporation is attached to this proxy statement as Appendix A. By approving this Proposal, shareholders will be approving granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented.

If approved by shareholders and following such approval our Board of Directors determines that effecting a reverse stock split and an authorized shares reduction is in the best interests of the Company and our shareholders, the authorized shares reduction will become effective upon filing one such amendment with the Secretary of State of the State of California. The amendment filed thereby will contain the number of authorized shares of our Common Stock approved by the shareholders and selected by the Board of Directors within the limits set forth in this Proposal. Only one such amendment will be filed, if at all, and the other amendments will be abandoned.

The implementation of this Proposal 2 is expressly conditioned upon the approval and implementation of Proposal 1; if Proposal 1 is not approved and implemented, then this Proposal 2 will not be implemented. Accordingly, if we do not receive the required shareholder approval for Proposal 1 or the reverse stock split is not otherwise implemented, then we will not implement the authorized shares reduction. If we receive the required shareholder approval for Proposal 1 but do not receive the required shareholder approval for Proposal 2, then our Board of Directors will nonetheless retain the ability to implement the reverse stock split and, if so effected, the total number of authorized shares of our Common Stock would not be reduced. Notwithstanding shareholder approval of the proposed amendment of the Articles of Incorporation at the Meeting, our Board of Directors may decide it is in the best interests of the Company and its shareholders to withhold approval from any amendments to the Articles of Incorporation without further action by the shareholders before the amendment of the Articles of Incorporation is filed with the Secretary of State of the State of California.

Background and Reasons for the Authorized Shares Reduction

As a matter of California law, the implementation of the reverse stock split does not require a reduction in the total number of authorized shares of our stock. However, if Proposals 1 and 2 are approved by our shareholders and the reverse stock split is implemented, our Board of Directors has the discretion to reduce the authorized number of shares of our Common Stock by a corresponding ratio. The reason for the authorized shares reduction is so that we do not have what some shareholders might view as an unreasonably high number of authorized shares of Common Stock that are unissued relative to the number of shares outstanding following the reverse stock split.

Risks Associated with the Authorized Shares Reduction

If both Proposals 1 and 2 are approved and the reverse stock split and authorized shares reduction are implemented, then there will be fewer authorized shares of Common Stock available to issue or reserve for issuance. If we require additional authorized shares in the future, we would be forced to seek and obtain the approval of our shareholders to effect an increase to the authorized shares of Common Stock. Any such increase to the authorized shares would require us to solicit proxies and hold a vote at an annual or special meeting of the shareholders. The shareholder meeting process can be costly and time-consuming and is subject to a variety of SEC rules that implement waiting periods throughout the process, which could prevent us from obtaining any increase to our authorized shares in a timely manner. Moreover, our shareholders may not approve any proposal to increase our authorized shares. Either of these outcomes could force us to forego opportunities that we believe to be valuable or prevent us from using equity for raising capital, strategic transactions, compensation or other corporate purposes, which could limit our flexibility and prospects and strain our cash resources.

If this Proposal 2 is not approved, but Proposal 1 is approved and the reverse stock split is implemented, then the authorized number of shares of our Common Stock would remain unchanged following the reverse stock split. As a result, a reverse stock split, without an authorized shares reduction, will have the effect of increasing the number of authorized but unissued shares of Common Stock available for future issuance, which might be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Articles of Incorporation or Bylaws. If the authorized number of shares of our Common Stock remains unchanged following the reverse stock split, some shareholders also might view us as having an unreasonably high number of authorized shares of Common Stock that are unissued relative to the number of shares outstanding following the reverse stock split, the future issuance of which could be more dilutive to shareholders than if the authorized shares had been reduced in connection with the reverse stock split.

Principal Effects of the Authorized Shares Reduction

Because the authorized shares reduction is contingent upon the implementation of the reverse stock split, the principal effect of the authorized shares reduction will be that the number of authorized shares of our Common Stock will be reduced by the same ratio as the reverse stock split. The authorized shares reduction would not have any effect on the rights of existing shareholders, participants in our equity incentive plans, or holders of any of our other equity securities, and the Common Stock would continue to have no par value.

Procedure for Effecting the Authorized Shares Reduction

If shareholders approve granting our Board of Directors the authority to exercise its discretion to effectuate the authorized shares reduction and if our Board of Directors determines to effectuate the authorized shares reduction, we will file the proposed amendment to the Articles of Incorporation with the Secretary of State of the State of California. The authorized shares reduction will become effective at the time specified in the amendment, which will most likely be the date of the filing of the amendment and which we refer to as the “effective time.”

No Dissenters’ or Appraisal Rights

Under the California Corporations Code, shareholders are not entitled to any dissenter’s or appraisal rights with respect to the authorized shares reduction, and we will not independently provide shareholders with any such right.

Interest of Certain Persons in Matters to Be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the authorized shares reduction that is not shared by all of our other shareholders.

Required Vote

The affirmative vote of a majority of the outstanding shares entitled to vote, provided that a quorum is present, is required to approve granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented. Unless otherwise directed by the shareholders, proxies will be voted FOR approval of this Proposal.

The Board of Directors Recommends a Vote “FOR” granting our Board of Directors the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend our Articles of Incorporation to reduce the number of authorized shares of our Common Stock by a corresponding ratio to the reverse stock split if, and only if, the reverse stock split proposal is approved and implemented.

PROPOSAL 3: To approve an amendment to the Incentive Plan to eliminate the limitation on the number of shares of our Common Stock that can be granted to any individual participant under the Incentive Plan during any one (1)-year period.

On June 30, 2023, our Board of Directors adopted and approved an amendment to our Incentive Plan to eliminate the limitation on the number of shares of our Common Stock that can be granted to any individual participant under the Incentive Plan during any one (1)-year period (the “Plan Amendment”), subject to approval by our shareholders at the Meeting.

The Incentive Plan currently provides that no individual participant shall be granted, during any one (1) year period, options to purchase and/or stock appreciation rights with respect to more than 1,000,000 shares of Common Stock in the aggregate, or any other awards with respect to more than 500,000 shares of Common Stock in the aggregate (the “Individual Award Limit”). The Individual Award Limit is set forth in Section 4.2 of the Incentive Plan, which provides as follows:

“4.2 Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 1,000,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 500,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.”

If the Plan Amendment is approved, Section 4.2 of the current Incentive Plan would be amended and restated to read in full as follows:

“4.2 [Reserved.]”

Accordingly, the Plan Amendment would eliminate the Individual Award Limit, such that our Compensation Committee and Board of Directors would have increased discretion to determine the number of shares of Common Stock subject to Awards that may be granted to participants under the Incentive Plan during any one (1)-year period or otherwise, subject to the other terms and conditions thereof.

A copy of the Plan Amendment is set forth in this Proxy Statement as Appendix B.

Reasons for the Elimination of the Individual Award Limit

Our Board of Directors believes that our success is largely dependent on our ability to attract and retain highly-qualified employees and non-employee directors, and that offering them the opportunity to acquire or increase their interest in our company will enhance our ability to attract and retain such persons. Accordingly, the ability of our Board of Directors to grant meaningful quantities of stock options and other equity-based award is an important part of employee and director compensation packages.

When the Incentive Plan was approved, we established limits on the number of shares of Common Stock that can be granted to any individual participant under the Incentive Plan during any one (1)-year period. However, due to the recent declines in the market price of our Common Stock and other factors, we have determined that, the established limits are no longer necessary or appropriate, and should be eliminated in order to give our Board of Directors and Compensation Committee increased discretionary authority to determine the number of shares of our Common Stock subject to Awards under the Incentive Plan.

We believe that our Board of Directors and Compensation Committee should have the ability to grant Awards under the Incentive Plan in such quantities as they may determine appropriate, in light of the circumstances, and without regard to the Individual Award Limit. Further, the increased authority contemplated by the Plan Amendment is critical to the furtherance of our compensation programs and vital to the growth and success of our business, as it will allow us to preserve cash and increase our ability to attract, retain and motivate persons who make important contributions to our business.

Summary of the Incentive Plan (as proposed to be amended by the Plan Amendment)

The following summary of the Incentive Plan, as proposed to be amended by the Plan Amendment, is a summary only and does not purport to include all of the terms of the Incentive Plan or the Plan Amendment, and is qualified in full by the terms of the Incentive Plan and the Plan Amendment.

We have adopted the Incentive Plan that permits us to grant awards (“Awards”), consisting of stock options, the grant or sale of restricted stock (“Restricted Stock”), the grant of stock appreciation rights (“SARs”), and the grant of hypothetical units issued with reference to our Common Stock (“Restricted Stock Units” or “RSUs”), for up to 21,000,000 shares of our Common Stock. The Incentive Plan also permits Oncocyte to issue such other securities as our Board of Directors or our Compensation Committee administering the Incentive Plan may determine. Awards of stock options, Restricted Stock, SARs, and RSUs may be granted under the Incentive Plan to our employees, directors, and consultants.

Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events. Awards may not vest, in whole or in part, earlier than one year from the date of grant. Vesting of an Award after the date of grant may be accelerated only in the limited circumstances specified in the Incentive Plan. In the case of the acceleration of vesting of any performance-based Award, acceleration of vesting shall be limited to actual performance achieved, pro rata achievement of the performance goal(s) on the basis for the elapsed portion of the performance period, or a combination of actual and pro rata achievement of performance goals.

No Awards may be granted under the Incentive Plan more than ten years after the date upon which the Incentive Plan was adopted by the Board, and no options or SARs granted under the Incentive Plan may be exercised after the expiration of ten years from the date of grant.

As of June 28, 2023, an aggregate of 9,127,843 shares of our Common Stock were issuable upon the exercise of outstanding Awards under our Incentive Plan and 8,491,111 shares of our Common Stock remained available for future issuance under our Incentive Plan.

Stock Options

Options granted under the Incentive Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Code or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to our employees and employees of our subsidiaries. The exercise price of stock options granted under the Incentive Plan must be equal to the fair market of our Common Stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of our Common Stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of our Common Stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The exercise price of an option may be payable in cash or in shares of our Common Stock having a fair market value equal to the exercise price, or in a combination of cash and Common Stock, or other legal consideration for the issuance of stock as our Board of Directors or our Compensation Committee may approve.

Generally, options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

Restricted Stock and Restricted Stock Units

In lieu of granting options, we may enter into purchase agreements with employees under which they may purchase or otherwise acquire RSUs subject to such vesting, transfer, and repurchase terms, and other restrictions. The price at which Restricted Stock may be issued or sold will be not less than 100% of fair market value. Employees or consultants, but not executive officers or directors, who purchase Restricted Stock may be permitted to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their Restricted Stock. Restricted Stock may also be issued for services actually performed by the recipient prior to the issuance of the Restricted Stock. Unvested Restricted Stock for which we have not received payment may be forfeited, or we may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set with respect to the particular Award, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld for the recipient’s account, and interest may be credited on the amount of the cash dividends withheld. The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of our Board of Directors or our Compensation Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of RSUs shall be determined by our Board of Directors or our Compensation Committee. No shares of Common Stock shall be issued at the time a RSU is granted. A recipient of Restricted Stock Units shall have no voting rights with respect to the RSUs. Upon the expiration of the restrictions applicable to a RSU, we will either issue to the recipient, without charge, one share of Common Stock per RSU or cash in an amount equal to the fair market value of one share of Common Stock.

At the discretion of our Board of Directors or our Compensation Committee, each RSU (representing one share of Common Stock) may be credited with cash and stock dividends paid in respect of one share (“Dividend Equivalents”). Dividend Equivalents shall be withheld for the recipient’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld. Dividend Equivalents credited to a recipient’s account and attributable to any particular RSU (and earnings thereon, if applicable) shall be distributed in cash or in shares of Common Stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the RSU. If a RSU is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARs

An SAR is the right to receive, upon exercise, an amount payable in cash or shares, or a combination of shares and cash, equal to the number of shares subject to the SAR that is being exercised, multiplied by the excess of (a) the fair market value of a share of Common Stock on the date the SAR is exercised, over (b) the exercise price specified in the award agreement related to the SAR. SARs may be granted either as free-standing SARs or in tandem with options. No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR shall not be less than 100% of the fair market value of one share of Common Stock on the date of grant. An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option. Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised. The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Repricing Prohibition

The Incentive Plan prohibits any modification of the purchase price or exercise price of an outstanding option or other Award if the change would effect a “repricing’ without shareholder approval. As defined in the Incentive Plan, “repricing” means a reduction in the exercise price of an outstanding option or SAR or cancellation of an “underwater” or “out-of-the-money” Award in exchange for other Awards or cash. An “underwater” or “out-of-the-money” Award is defined to mean an Award for which the exercise price is less than the “fair market value” of our Common Stock. The fair market value is generally determined by the closing price per share of our Common Stock on the Nasdaq Stock Market LLC or any other national securities exchange or inter-dealer quotation system on which our Common Stock is traded.

Limitation on Share Recycling

Shares subject to an Award shall not again be made available for issuance or delivery under the Incentive Plan if those shares are (a) shares tendered in payment of an option, (b) shares delivered or withheld by us to satisfy any tax withholding obligation, (c) shares covered by a stock-settled SAR or other Award that were not issued upon the settlement of the Award, or (d) shares repurchased by us using the proceeds from option exercises. Only shares subject to an Award that is cancelled or forfeited or expires prior to exercise or realization may be regranted under the Incentive Plan.

Tax Consequences

For a summary of the key tax consequences of participation in the existing Incentive Plan, see “—Federal Income Tax Consequence of Participation in the Incentive Plan” below.

Future Incentive Plan Awards

Awards under the Incentive Plan are within the discretion of our Compensation Committee and Board of Directors. The exercise price and value of each Award will reflect the market price of our Common Stock at the time of the Award. It is likely that we will add other employees, including officers, for new product development and commercialization, and we may add other administrative personnel, including officers, as the need arises or if we expand our operations through the acquisition of other businesses.

Future Awards under the Incentive Plan, including to our non-employee directors and to our officers, are not determinable at this time. Our Compensation Committee and Board of Directors have guidelines for determining option awards based upon the professional level of each employee in the organization, but the ultimate decision to grant Awards will also be based on each employee’s and Oncocyte’s annual performance. Accordingly, the number and value of additional Awards that might be granted to our executive officers and other employees is not presently determinable and our Compensation Committee and the Board of Directors will need flexibility in granting Awards in order to adequately compensate, retain and recruit talented individuals to the Company.

Federal Income Tax Consequence of Participation in the Incentive Plan

The following discussion summarizes certain federal income tax consequences of participation in the Incentive Plan. Although we believe the following statements are correct based on existing provisions of the Code, and the regulations thereunder, the Code or regulations may be amended from time to time, and future judicial interpretations may affect the veracity of the discussion.

Incentive Stock Options

Under Section 422(a) of the Code, the grant and exercise of an incentive stock option pursuant to the Incentive Plan is entitled to the benefits of Section 421(a) of the Code. Under Section 421(a), an optionee will not be required to recognize income at the time the option is granted or at the time the option is exercised, except to the extent that the optionee is subject to the alternative minimum tax. If the applicable holding periods described below are met, when the shares of stock received upon exercise of an incentive stock option are sold or otherwise disposed of in a taxable transaction, the option holder will recognize compensation income (taxed as a long-term capital gain), for the taxable year in which disposition occurs, in an amount equal to the excess of the fair market value of the Common Stock at the time of such disposition over the amount paid for the shares.

We will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive stock option, except in connection with a disqualifying disposition as discussed below. No portion of the amount received by the optionee upon the sale of Common Stock acquired through the exercise of an incentive stock option will be subject to withholding for federal income taxes, or be subject to FICA or state disability taxes, except in connection with a disqualifying disposition.

In order for a participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 422 requires that the participant make no disposition of the option shares within two years from the date the option was granted, nor within one year from the date the option was exercised and the shares were transferred to the participant. In addition, the participant must, with certain exceptions for death or disability, be an employee of Oncocyte (or of a parent or subsidiary of Oncocyte, as defined in Section 424(e) and (f) of the Code, or a corporation, or parent or subsidiary thereof, issuing or assuming the option in a merger or other corporate reorganization transaction to which Section 424(a) of the Code applies) at all times within the period beginning on the date of the grant of the option and ending on a date within three months before the date of exercise. In the event of the death of the participant, the holding periods will not apply to a disposition of the option or option shares by the participant’s estate or by persons receiving the option or shares under the participant’s will or by intestate succession.

If a participant disposes of stock acquired pursuant to the exercise of an incentive stock option before the expiration of the holding period requirements set forth above, the participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the Common Stock on the date the shares were purchased exceeded the purchase price. The difference between the fair market value of the Common Stock on the date the shares were purchased and the amount realized on disposition is treated as long-term or short-term capital gain or loss, depending on the participant’s holding period of the shares of Common Stock. The amount treated as ordinary income may be subject to the income tax withholding requirements of the Code and FICA withholding requirements. The participant will be required to reimburse us, either directly or through payroll deduction, for all withholding taxes that we are required to pay on behalf of the participant. At the time of the disposition, we will be allowed a corresponding business expense deduction under Section 162 of the Code to the extent of the amount of the participant’s ordinary income. We may adopt procedures to assist us in identifying such deductions, and may require a participant to notify us of his or her intention to dispose of any such shares.

Regardless of whether a participant satisfies the requisite holding period for his or her option and shares, the participant may be subject to the alternative minimum tax with respect to the amount by which the fair market value of the Common Stock acquired exceeded the exercise price of the option on the date of exercise.

Other Options

The Incentive Plan also permits us to grant options that do not qualify as incentive stock options. These “non-qualified” stock options may be granted to employees or non-employees, such as persons performing consulting or professional services for us. An Incentive Plan participant who receives a non-qualified option will not be taxed at the time of receipt of the option, provided that the option does not have an ascertainable value or an exercise price below fair market value of the Common Stock on the date of grant, but the participant will be taxed at the time the option is exercised.

The amount of taxable income that will be earned upon exercise of a non-qualified option will be the difference between the fair market value of the Common Stock on the date of the exercise and the exercise price of the option. We will be allowed a business expense deduction to the extent of the amount of the participant’s taxable income recognized upon the exercise of a non-qualified option. Because the option holder is subject to tax immediately upon exercise of the option, there are no applicable holding periods for the stock. The option holder’s tax basis in the Common Stock purchased through the exercise of a non-qualified option will be equal to the exercise price paid for the stock plus the amount of taxable gain recognized upon the exercise of the option. The option holder may be subject to additional tax on sale of the stock if the price realized exceeds his or her tax basis.

SARs; Restricted Stock; and Restricted Stock Units

A recipient of an SAR will not recognize taxable income upon the grant of the SAR. The recipient of the SAR will recognize ordinary income upon exercise of the SAR in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A recipient of a Restricted Stock Award will not have taxable income upon the grant, unless the Restricted Stock is then vested, or unless the recipient elects under Section 83(b) of the Code to be taxed at the time of grant. Otherwise, upon vesting of the shares, the recipient will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares, if any. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A recipient of a Restricted Stock Unit does not recognize taxable income when the Award is granted. When vested Restricted Stock Unit (and dividend equivalents, if any) is settled and distributed, the participant will recognize ordinary income equal to the amount of cash or the fair market value of shares received, less the amount paid for the Restricted Stock Unit, if any.

ERISA

The Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

New Plan Benefits

If our shareholders approve this Proposal, the number of shares subject to Awards that may be received by any individual participant under our Incentive Plan will be in the discretion of our Compensation Committee and Board of Directors, and therefore cannot be determined in advance.

Required Vote

The affirmative vote of a majority of the outstanding shares entitled to vote, provided that a quorum is present, is required to approve the Plan Amendment. Unless otherwise directed by the shareholders, proxies will be voted FOR approval of this Proposal.

The Board of Directors recommends a vote “FOR” approving an amendment to the Incentive Plan to eliminate the limitation on the number of shares of our Common Stock that can be granted to any individual participant under the Incentive Plan during any one (1)-year period.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of June 28, 2023 concerning beneficial ownership of our Common Stock by each shareholder, who is not a director or officer of the Company, known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock. Information concerning certain beneficial owners of more than 5% of the outstanding Common Stock is based upon information disclosed by such owners in their reports on Schedule 13D or Schedule 13G and/or Section 16 reports.

Shareholder	Number of Shares	Percent of Total(1)

Broadwood Partners, L.P.(2) Broadwood Capital, Inc. Neal Bradsher 724 Fifth Avenue, 9th Floor New York, New York 10019	57,128,042	34.66%

AWM Investment Company, Inc.(3) c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	16,701,318	10.13%

Pura Vida Investments, LLC (4) Efrem Kamen 150 East 52nd Street, Suite 32001 New York, NY 10022	16,641,824	9.99%

(1)	Percentages are based on 164,821,077 shares of Common Stock outstanding as of June 28, 2023.

(2)	According to the Schedule 13D/A filed on April 7, 2023, includes 57,128,042 shares beneficially owned by Broadwood Partners, L.P. (“Broadwood”), as adjusted to include shares issuable upon conversion of Series A Convertible Preferred Stock and exercise of warrants beneficially owned by Broadwood, and 3,145 shares owned by Neal Bradsher. Broadwood Capital, Inc. is the general partner of Broadwood. Neal Bradsher is the President of Broadwood Capital, Inc. Broadwood Capital, Inc. shares voting power over and may be deemed to beneficially own the 57,128,042 shares owned by Broadwood. Mr. Bradsher shares voting power over and may be deemed to beneficially own 57,128,042 shares owned by Broadwood.

(3)	Includes shares of Common Stock and warrants held by Special Situations Cayman Fund, L.P. (“Cayman”), Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Private Equity Fund, L.P. (“SSPE”) and Special Situations Life Sciences Fund, L.P. (“SSLS”). AWM Investment Company, Inc. (“AWM”) is the investment adviser to Cayman, SSFQP, SSPE and SSLS (collectively, the “Funds”). According to the Schedule 13G filed on February 14, 2023, AWM is the investment adviser to the Funds and, as of February 14, 2023, holds sole voting and investment power over 1,428,322 shares of Common Stock and 656,661 warrants to purchase shares of Common Stock held by Cayman, 5,075,432 shares and 2,345,216 warrants to purchase shares of Common Stock held by SSFQP, 750,468 shares and 375,234 warrants to purchase shares of Common Stock held by SSPE, and 375,234 warrants to purchase shares of common Stock held by SSLS. The warrants may only be exercised to the extent that the total number of shares of Common Stock beneficially owned does not exceed 4.99% of the outstanding shares.

In April 2023, SSFQP purchased an additional 6,327,744 shares of Common Stock, Cayman purchased an additional 1,893,997 shares of Common Stock and SSPE purchased an additional 1,225,355 shares of Common Stock.

(4)	According to the Schedule 13G/A filed on April 14, 2023, includes 14,829,163 shares of Common Stock and warrants to purchase up to 1,812,661 shares of Common Stock held by Pura Vida Master Fund, Ltd. (the “Pura Vida Master Fund”), Pura Vida X Fund LP (the “Pura Vida X Fund”) and certain separately managed accounts (the “Accounts”). The warrants are subject to an ownership blocker provision that prevents the Accounts from exercising the warrants if they would have voting and dispositive power for more than 9.99% of the Common Stock outstanding following such exercise. Pura Vida Investments, LLC (“PVI”) serves as the investment manager to the Pura Vida Master Fund, Pura Vida X Fund and the Accounts. Efrem Kamen serves as the managing member of PVI. PVI and Mr. Kamen may be deemed to have shared voting and dispositive power with respect to the shares owned directly by the Pura Vida Master Fund, Pura Vida X Fund and the Accounts. PVI, Mr. Kamen and Pura Vida Master Fund disclaim beneficial ownership of those shares except to the extent of their pecuniary interest therein.

Security Ownership of Management

The following table sets forth information as of June 28, 2023 concerning beneficial ownership of our Common Stock and equity awards by each member of our Board of Directors, all Named Executive Officers, and all executive officers and directors as a group. Except as indicated below, the address for each director and executive officer listed is: c/o Oncocyte Corporation, 15 Cushing, Irvine, CA 92618.

Name	Number of Shares	Percent of Total(1)
Andrew Arno(2)	1,331,268	*
Alfred D. Kingsley(3)	991,523	*
Andrew J. Last(4)	363,690	*
Joshua Riggs(5)	144,919	*
Anish John(6)	386,278	*
Louis E. Silverman	50	*
James Liu(7)	6,102	*
All executive officers and directors as a group (7 persons)(8)	3,223,930	1.94%

*Less than 1%

(1)	Percentages are based on 164,821,077 shares of Common Stock outstanding as of June 28, 2023.

(2)	Includes 663,133 shares of common stock held solely by Mr. Arno, 156,084 shares held by JBA Investments LLC (“JBA”) and 156,084 shares held by MJA Investments LLC (“MJA”). Mr. Arno is the Manager of each of JBA and MJA and in such capacity has the right to vote and dispose of securities held by JBA and MJA. Includes (i) 293,520 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days and 52,447 shares that may be acquired upon the exercise of certain warrants, and (ii) 10,000 restricted stock units that will vest within 60 days.

(3)	Includes 459,111 shares held solely by Mr. Kingsley, and 75,345 shares held by Greenbelt Corp. and 18,767 shares held by Greenway Partners, LP, which are affiliates of Mr. Kingsley. Mr. Kingsley is the President of Greenbelt Corp. and the General Partner of Greenway Partners, LP, and, in such capacities, has the right to vote and dispose of the securities held by the two entities. Includes (i) 428,300 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days, and (ii) 10,000 restricted stock units that will vest within 60 days.

(4)	Includes (i) 293,520 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days, and (ii) 10,000 restricted stock units that will vest within 60 days.

(5)	Includes (i) 142,611 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days, and (ii) 10,000 restricted stock units that will vest within 60 days.

(6)	Includes 386,378 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days. Mr. John’s employment with the Company ended on June 15, 2023. Pursuant to his severance agreement, certain equity awards that were scheduled to vest based on the passage of time during the 12 months following his separation date became vested and exercisable on his separation date.

(7)	Includes 6,102 shares that may be acquired through the exercise of stock options that are presently exercisable or that may become exercisable within 60 days.

(8)	Includes (i) 1,550,431 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days, (ii), 30,000 restricted stock units that will vest within 60 days, and (iii) 52,447 shares that may be acquired upon the exercise of certain warrants.

PROPOSALS OF SHAREHOLDERS

Under our bylaws, shareholders who intend to present a proposal for action at our 2024 Annual Meeting of Shareholders must notify our management of such intention by notice received at our principal executive offices not earlier than February 24, 2024 and not later than March 25, 2024. Any such proposal must comply with the requirements set forth in our bylaws.

Shareholders who intend to present a proposal for action at our 2024 Annual Meeting of Shareholders must notify our management of such intention by notice received at our principal executive offices not later than January 20, 2024 for such proposal to be included in our proxy statement and form of proxy relating to such meeting.

HOW TO ATTEND THE SPECIAL MEETING

IMPORTANT NOTICE:

As explained below, we have made arrangements for our shareholders to attend the Meeting online in lieu of attending in person.

Whether you plan to attend the Meeting online, we encourage you to sign and return the enclosed proxy card and indicate how you wish your shares to be voted at the Meeting. If you do attend the Meeting you will be able to revoke your proxy and vote at the Meeting by following the instructions in this Proxy Statement. If you are unable to attend the Meeting and you do not revoke your proxy, your shares will be voted as indicated on your proxy card.

Participating in the Meeting Online

This year we have made arrangements for our shareholders to attend and vote at the Meeting online through electronic video screen communication. Shareholders who wish to attend the Meeting online you will need to gain admission in the manner described below. Shareholders who follow the procedures for attending the Meeting online will be able to vote at the Meeting and ask questions. If you do not comply with the procedures described here for attending the Meeting online, you will not be able to participate and vote at the Meeting online but may view the Meeting webcast by https://web.lumiagm.com/259974801 and following the instructions to log in as a guest using the password oncocyte2023. Although the Meeting will not be held in person, shareholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

If you are a “shareholder of record” (meaning that you have a stock certificate registered in your own name), to attend and participate in the Meeting online you will need to visit https://web.lumiagm.com/259974801 and use the control number on your proxy card to log on. The password for the Meeting is oncocyte2023.

If you are a “street name” shareholder (meaning that your shares are held in an account at a broker-dealer firm) and you wish to participate and vote online at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. After obtaining a valid legal proxy from your broker, bank or other agent, you must register to attend the Meeting by submitting proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC to receive a control number that may be used to access the Meeting online. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on July 14, 2023, five business days before the Meeting.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Meeting and vote your shares at https://web.lumiagm.com/259974801 during the Meeting. The password for the meeting is oncocyte2023. Follow the instructions provided to vote. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

By Order of the Board of Directors,

Peter Hong

Secretary

Irvine, California

July 10, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
ONCOCYTE CORPORATION

Josh Riggs and Peter Hong certify that:

1. They are the President and Secretary, respectively, of Oncocyte Corporation, a California corporation with California Entity Number, C3231738.

2. Article FOUR of the Articles of Incorporation of the corporation is amended to read as follows:

FOUR:	The corporation is authorized to issue two classes of shares, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is [8,500,000 / 5,666,667 / 4,250,000 / 3,400,000], and the number of shares of Preferred Stock which the corporation is authorized to issue is 5,000,000. The Preferred Stock may be issued in one or more series as the board of directors may by resolution designate. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. Upon the amendment of this Article to read as herein set forth, each [ten (10) / fifteen (15) / twenty (20) / twenty-five (25)] shares of Common Stock of the Corporation issued and outstanding as of 5:00 p.m. Pacific Time on the date this Certificate of Amendment of the Articles of Incorporation is filed with the Secretary of State of the State of California (the “Effective Time”) is combined and converted into one (1) share of Common Stock. Each shareholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by [ten (10) / fifteen (15) / twenty (20) / twenty-five (25)] shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the closing sales price of the Common Stock, as last reported on the Nasdaq Stock Market immediately prior to the Effective Time.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

5. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding shares of Common Stock of the corporation entitled to vote with respect to the amendment was 164,821,077. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. The outstanding shares of Preferred Stock of the corporation were not entitled to vote with respect to the foregoing amendment.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Irvine, California on [____________], 2023.

Josh Riggs, President

Peter Hong, Secretary

APPENDIX B

AMENDMENT TO
OncoCyte Corporation
2018 Equity Incentive Plan

Section 4.2 of the Oncocyte Corporation Amended and Restated 2018 Equity Incentive Plan, as amended, is hereby amended to read in full as follows:

“4.2	[Reserved.]”

SPECIAL MEETING OF SHAREHOLDERS OF

ONCOCYTE CORPORATION

July 21, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

ONLINE AT THE MEETING - The company will be hosting the meeting online live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/259974801 (password: oncocyte2023) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000033333003001000 2 072123

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBERS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

I WISH TO ATTEND AND VOTE SHARES AT THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF SHAREHOLDERS OF

ONCOCYTE CORPORATION

July 21, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000033333003001000 2 072123

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBERS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

I WISH TO ATTEND AND VOTE SHARES AT THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ONCOCYTE CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

July 21, 2023

The undersigned appoints Andrew Arno and Joshua Riggs, and each of them, with full power of substitution, as the undersigned's lawful agent and proxy to attend the Special Meeting of Shareholders of Oncocyte Corporation on July 21, 2023 and any adjournment thereof and to represent and vote all Oncocyte Corporation shares of common stock standing in the name of the undersigned upon the books of the corporation.

Shares represented by this proxy will be voted in accordance with the instructions of the undersigned specified below. If this card contains no specific voting instructions the undersigned's shares will be voted FOR proposals 1, 2 and 3. This proxy also authorizes each of the persons named above to vote at his discretion on (1) any other matter that the Board of Directors did not know, a reasonable time before the mailing of the notice of special meeting, would be presented at the meeting, and (2) matters incidental to the conduct of the meeting.

(Continued and to be signed on the reverse side)

1.1 14475